Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 20, 2012		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES COMPLETION OF CITIZENS DEPOSIT BANK MERGER

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.1 billion bank holding company, with banking locations in Kentucky, Ohio, West Virginia, Virginia, Washington, DC and Maryland announced the completion of its plans to merge its $59 million Farmers Deposit Bank franchise and its $107 million Ohio River Bank franchise into its $217 million Citizens Deposit Bank and Trust, Inc. (“Citizens Deposit Bank”).  Premier filed applications with state and federal banking regulatory authorities in February 2012 to merge two of its wholly owned banks with and into Citizens Deposit Bank, a Kentucky chartered bank.  In the second quarter of 2012, Premier received the required approvals from all federal and state banking regulatory authorities to go ahead with its plans and as of the close of business on Friday, August 17, 2012, the three banks have been merged together.

The combined bank will remain headquartered in Vanceburg, Kentucky and has total assets of $382,000,000, total deposits of $327,000,000, liquid assets of $81,000,000, and Tier I capital of nearly $33,000,000.  Pro forma regulatory capital ratios result in the bank remaining well capitalized with a Tier I Leverage Ratio of 8.81%, a Tier I Risk-based Capital Ratio of 15.33% and a Total Risk-based Capital Ratio of 16.58%; ratios which exceed Citizens Deposit Bank’s current capital ratios as of June 30, 2012.  These levels of capital and liquidity will provide the financial strength management needs to serve the local communities within the combined bank’s branch network.  The combined bank’s locations will run along both sides of the Ohio River from Proctorville, Ohio in the east through Ironton, Ohio; Vanceburg and Maysville, Kentucky to Eminence, Kentucky in the west, just outside of the Louisville, Kentucky suburbs.

Mike Mineer, President and CEO of Citizens Deposit Bank comments, “We are very proud of the effort the employees and managers of all three banks have put into preparing for this merger.  From this point onward we look forward to serving our customers as Citizens Deposit Bank, a cornerstone of financial strength in our communities.”

In addition to Citizens Deposit Bank, Premier Financial Bancorp owns Premier Bank, Inc., a $751 million bank headquartered in Huntington, West Virginia with 22 offices in West Virginia, Washington, DC, Maryland and Virginia.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.